Manas Petroleum Corp. reports that its 1st year Mongolian work program has completed early (MNAP.OB)

Baar, Switzerland, December 4, 2009

Manas Petroleum Corporation is pleased to report that DWM Petroleum, its 100% owned subsidiary, has completed its year-1 work program on blocks 13 and 14 in Mongolia, ahead of schedule. The work was originally expected to be completed on April 21, 2010.

The operation was managed by Boris Goldinshtein, Manas' General Manager for Central Asia, with operations being performed by Manas Gobi ltd., located in Ulan Bataar. The technical work entailed the collection and processing of:

  geological data from previous exploration campaigns,
  geological mapping,
  geological structural sections, and,
  paleontolic stratigraphical work and gravimetry.

The resulting technical data were merged into a data base which was then queried to identify geologically interesting structures. The results produced definitive and interesting anomalies which is planned to be further analyzed through acquired seismic studies.

The Mongolian government has acknowledged their satisfaction with the technical work performed to date and have subsequently released, as of December 1, 2009, DWM's $ 2 Million Dollar Bank Guarantee. A portion of this money will be used for ongoing operational purposes with the remainder to be used to repay a debt obligation linked to the original Bank Guarantee.

Manas owns a 74% interest in blocks 13 and 14, which cover an aggregate of over 20,000 square kilometers, or almost five million acres, of land located on Mongolia's southern border.

About Manas Petroleum:
Manas Petroleum is an international oil and gas company, focusing on activities in SouthEastern Europe, Central Asia and South America. Details of these projects are located on the Company's website: www.manaspete.com

Forward-Looking Statement Disclaimer
This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include statements about the plan to repay a loan and it anticipates the acquisition of seismic. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks that the parties will not repay the loan or will not acquire seismic and other risks identified by Manas in its periodic filings on EDGAR (which can be viewed at www.sec.gov). Any of these risks could cause Manas' or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of Manas' business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. Except as required by applicable law, including the securities laws of the United States and Canada, Manas does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact:
Erik Herlyn
Manas Petroleum Corp.
Bahnofstr. 9 P.O. Box 155
CH-6341 Baar, Switzerland
Phone:	+41 44 718 1030
Fax:	+41 44 718 1039
Email:	info@manaspete.com
Web:	www.manaspete.com